Exhibit 99.1

PRESS RELEASE

MARCH 3, 2010

SAUER-DANFOSS INC. REPORTS FOURTH QUARTER 2009 RESULTS

•                  Sales and Earnings in line with Expectations

•                  Strong Cash Flow

•                  2010 Outlook for Sales Growth and Positive Operating Earnings

AMES, Iowa, USA, March 3, 2010 — Sauer-Danfoss Inc. (NYSE: SHS) today announced its financial results for the fourth quarter ended December 31, 2009.

Fourth Quarter Review

Net sales for the quarter declined 25 percent to $278.9 million, compared to net sales of $371.4 million for the fourth quarter of 2008.  Excluding the impact of changes in currency translation rates, sales in the fourth quarter declined 32 percent over the same quarter last year.  Sales for the fourth quarter dropped 37 percent in Europe, 34 percent in the Americas, and 7 percent in the Asia-Pacific region, excluding the impact of currency.  Sales decreased 40 percent in the Work Function segment, 29 percent in the Controls segment, and 28 percent in the Propel segment, excluding currency.

The Company reported a net loss of $74.7 million, or $1.55 per share, for the fourth quarter of 2009, compared to a net loss of $90.6 million, or $1.88 per share, for the fourth quarter of 2008.  Fourth quarter 2009 results include restructuring and severance costs of $18.0 million, or $0.35 per share, and unusually high costs of certain product field recall activities, primarily related to the Propel segment, of $9.3 million, or $0.19 per share.  In addition, fourth quarter 2009 results were negatively impacted by $18.2 million, or $0.38 per share, relating to operating losses which received no tax benefit.   Results for fourth quarter 2008 were impacted by restructuring and severance costs of $24.9 million, or $0.37 per share, product field recall activities, primarily related to the Controls segment, of $7.5 million, or $0.11 per share, and goodwill and long-lived asset impairment costs of $58.2 million, or $0.97 per share.

Sven Ruder, President and Chief Executive Officer, commented, “Our fourth quarter sales and earnings were in line with our expectations.  Although sales declined by 32 percent, the drop is lower than we have reported in the last three quarters.  The drop in sales, the tax asset valuation allowances, and the restructuring costs associated with our aggressive cost reduction actions all continue to negatively influence our earnings.  However, the cost reduction actions have lowered our breakeven point and will allow for improved results this coming year, even with only a modest increase in sales.”

Increase in New Orders

The Company received new orders of $319.4 million for the fourth quarter of 2009, an increase of 44 percent from the fourth quarter of 2008.  Excluding currency translation rate changes, orders were up 32 percent.

Total backlog at December 31, 2009, was $509.5 million, a 33 percent decline from the same period last year.

Ruder added, “The drop in backlog continued to diminish as we moved through the year.  The 33 percent decline in our fourth quarter backlog is compared to an inflated backlog from a year ago before many of our customers had started to cut orders and is not reflective of the increase in orders we are currently seeing.”

Twelve Month Review

The Company reported net sales for the twelve months ended December 31, 2009, of $1,159.0 million, compared to net sales of $2,090.5 million for the twelve months of 2008.  Net sales for the twelve months of 2009 decreased 43 percent over the prior year period, excluding the impact of currency translation rate changes.

Net loss for the full year 2009 was $345.8 million, or $7.15 per share, compared to a net loss of $29.1 million, or $0.60 per share, for the same period last year.  Results for full year 2009 include restructuring costs of $60.0 million, or $1.19 per share, product field recall activities of $15.5 million, or $0.31 per share, operating losses which received no tax benefit of $126.9 million, or $2.63 per share, and non-cash charges related to goodwill impairment of $50.8 million, or

$1.05 per share.  Results for full year 2008 were impacted by restructuring and severance costs of $23.5 million, or $0.35 per share, product field recall activities of $15.6 million, or $0.23 per share, and goodwill and long-lived asset impairment costs of $58.2 million, or $0.97 per share.

Cash Flow

Cash flow from operations for full year 2009 was $86.8 million, compared to $183.5 million for 2008.  Capital expenditures for full year 2009 were $43.0 million compared to $198.6 million for the same period last year.  The Company’s debt to total capital ratio, or leverage ratio, was 78 percent at December 31, 2009, compared to 51 percent at last year-end.

“I am pleased by the $191 million of cash generated by reducing net working capital since the beginning of the year.  This, along with the reduction in our capital expenditures, has allowed us to generate $11 million of free cash flow in 2009,” stated Ruder.

2010 Outlook

Ruder continued, “We are seeing improved market conditions, with sales in the first quarter of 2010 likely to be at or above the sales in the same quarter last year.    Besides the general improvement in the markets we serve, we will also benefit from the end of our customers’ inventory reduction activities.  The growth in sales, along with the reduction in fixed costs, should allow us to report positive operating earnings in 2010.  However, our high interest charges will still drive a net loss for the year.”

The outlook for 2010 is as follows:

•            Annual sales increasing 10 to 20 percent from 2009 levels

•            Expected loss in the range of $0.50 to $1.50 per share, which includes the following:

•                  Restructuring costs of $0.10 to $0.20 per share

•                  Unrecognized tax benefits on operating losses of $0.40 to $0.60 per share

•            Capital expenditures of approximately $30.0 million

Webcast Information

Members of Sauer-Danfoss’ management team will host a webcast on March 4 at 10 AM Eastern Time to discuss 2009 fourth quarter results.  The call is open to all interested parties on listen-only mode via an audio webcast and can be accessed through the Investor Relations page of the Company’s website at http://ir.sauer-danfoss.com. A replay of the call will be available at that site through March 18, 2010.

About Sauer-Danfoss

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture, and sale of engineered hydraulic, electric and electronic systems and components for use primarily in applications of mobile equipment.  Sauer-Danfoss, with 2009 revenues of approximately $1.2 billion, has sales, manufacturing, and engineering capabilities in Europe, the Americas, and the Asia-Pacific region.

More details online at www.sauer-danfoss.com.

This press release contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact.  All statements regarding future performance, growth, sales and earnings projections, conditions or developments are forward-looking statements.  Words such as “anticipates,” “in the opinion,” “believes,” “intends,” “expects,” “may,” “will,” “should,” “could,” “plans,” “forecasts,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and similar expressions may be intended to identify forward-looking statements.

Actual future results may differ materially from those described in the forward-looking statements due to a variety of factors.  Readers should bear in mind that past experience may not be a good guide to anticipating actual future results. Throughout 2009 the economies in the U.S., Europe, and Asia-Pacific suffered from the global recession and credit crisis, weakness in the housing and residential construction markets, weakness in the commercial and public-sector construction markets, job losses, and uncertainty surrounding the effects of government fiscal stimulus plans, interest rates, and crude oil prices.   A prolonged downturn in the Company’s business segments could adversely affect the Company’s revenues and results of operations.  Other factors affecting forward-looking statements include, but are not limited to, the following: specific economic conditions in the agriculture, construction, road building, turf care, material handling and specialty vehicle markets and the impact of such conditions on the Company’s customers in such markets; the cyclical nature of some of the Company’s businesses; the ability of the Company to win new programs and maintain existing programs with its original equipment manufacturer (OEM) customers; the highly competitive nature of the markets for the Company’s products as well as pricing pressures that may result from such competitive conditions; the continued operation and viability of the Company’s significant customers; the Company’s execution of internal performance plans; difficulties or delays in manufacturing; the effectiveness of the Company’s cost-reduction and productivity improvement efforts; competing technologies and difficulties entering new markets, both domestic and foreign; changes in the Company’s product mix; future levels of indebtedness and capital spending; the ability and willingness of Danfoss A/S, the Company’s majority stockholder, to lend money to the Company at sufficient levels and on terms favorable enough to enable the Company to meet its capital needs; the Company’s ability to access the capital markets or traditional credit sources to supplement or replace the Company’s borrowings from Danfoss A/S if the need should arise; the Company’s ability over time to reduce the relative level of debt compared to equity on its balance sheet; claims, including, without limitation, warranty claims, field recall claims, product liability claims, charges or dispute resolutions; ability of suppliers to provide materials as needed and the Company’s ability to recover any price increases for materials in product pricing; the Company’s ability to attract and retain key technical and other personnel; labor relations; the failure of customers to make timely payment, especially in light of the current credit crisis; any inadequacy of the Company’s intellectual property protection or the potential for third-party claims of infringement; global economic factors, including currency exchange rates; credit market disruptions and significant changes in capital market liquidity and funding costs affecting the Company and its customers; general economic conditions, including interest rates, the rate of inflation, and commercial and consumer confidence; energy prices; the impact of new or changed tax and other legislation and regulations in jurisdictions in which the Company and its affiliates operate; actions by the U.S. Federal Reserve Board and the central banks of other nations; actions by other regulatory agencies, including those taken in response to the global credit crisis; actions by rating agencies; changes in accounting standards; worldwide political stability; the effects of terrorist activities and resulting political or economic instability; natural catastrophes; U.S. military action overseas; and the effect of acquisitions, divestitures, restructurings, product withdrawals, and other unusual events.

The Company cautions the reader that this list of cautionary statements and risk factors is not exhaustive.  The Company expressly disclaims any obligation or undertaking to release publicly any updates or changes to these forward-looking statements to reflect future events or circumstances. The foregoing risks and uncertainties are further described in Item 1A (Risk Factors) in the Company’s latest annual report on Form 10-K filed with the SEC, which should be reviewed in considering the forward-looking statements contained in this press release.

For further information please contact:

Sauer-Danfoss Inc. – Investor Relations

Kenneth D. McCuskey	Sauer-Danfoss Inc.	Phone:	(515) 239-6364
Vice President and	2800 East 13th Street	Fax:	(515) 956-5364
Chief Accounting Officer	Ames, Iowa, USA, 50010	kmccuskey@sauer-danfoss.com

John N. Langrick	Sauer-Danfoss Inc.	Phone:	+49-4321-871-190
Director of Finance Europe	Krokamp 35	Fax:	+49-4321-871-121
	24539 Neumünster, Germany	jlangrick@sauer-danfoss.com

Internet: http://www.sauer-danfoss.com

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Year Ended
(Dollars in thousands	December 31,	December 31,	December 31,	December 31,
except per share data)	2009	2008	2009	2008
Net sales	278,851	371,388	1,159,031	2,090,513
Cost of sales	254,673	333,375	1,031,078	1,654,903
Gross profit	24,178	38,013	127,953	435,610
Research and development	15,550	20,732	61,418	82,915
Selling, general and administrative	54,697	55,664	209,713	258,491
Loss on sale of business and asset disposal	4,622	10,289	16,351	9,604
Impairment charges	—	58,208	50,841	58,208
Total operating expenses	74,869	144,893	338,323	409,218
Income (loss) from operations	(50,691)	(106,880)	(210,370)	26,392
Nonoperating income (expenses):
Interest expense, net	(15,391)	(5,318)	(48,396)	(24,628)
Loss on early retirement of debt	(5,133)	—	(15,838)	—
Other, net	1,686	4,692	3,369	966
Income (loss) before income taxes	(69,529)	(107,506)	(271,235)	2,730
Income taxes	(1,849)	18,796	(61,019)	(14,060)
Net loss	(71,378)	(88,710)	(332,254)	(11,330)
Net income attributable to noncontrolling interest, net of tax	(3,355)	(1,901)	(13,512)	(17,811)
Net loss attributable to Sauer-Danfoss Inc.	(74,733)	(90,611)	(345,766)	(29,141)
Net loss per share:
Basic and diluted net loss per common share	(1.55)	(1.88)	(7.15)	(0.60)
Weighted average shares outstanding:
Basic and diluted	48,350	48,237	48,338	48,226
Cash dividends declared per common share	0.00	0.18	0.00	0.72

BUSINESS SEGMENT INFORMATION

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
(Dollars in thousands)	2009	2008	2009	2008
Net sales
Propel	141,182	184,225	613,433	1,016,609
Work Function	67,541	99,748	274,654	561,416
Controls	70,128	87,415	270,944	512,488
Total	278,851	371,388	1,159,031	2,090,513
Segment Income (Loss)
Propel	(10,369)	9,501	(24)	156,805
Work Function	(22,536)	(73,208)	(81,932)	(65,699)
Controls	(10,022)	(37,182)	(101,107)	(21,386)
Global Services and Other Expenses, net	(6,078)	(1,299)	(23,938)	(42,362)
Total	(49,005)	(102,188)	(207,001)	27,358

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	December 31,	December 31,
(Dollars in thousands)	2009	2008
Cash flows from operating activities:
Net loss	(345,766)	(29,141)
Depreciation and amortization	117,130	112,962
Impairment Charges	50,841	58,208
Noncontrolling interest	13,512	17,811
Net change in receivables, inventories, and payables	190,623	40,385
Other, net	60,504	(16,707)
Net cash provided by operating activities	86,844	183,518
Cash flows from investing activities:
Purchases of property, plant and equipment	(42,972)	(198,634)
Proceeds from sale of property, plant and equipment	4,507	11,141
Proceeds from sale of businesses	744	—
Advances to noncontrolling interest	(4,500)	—
Net cash used in investing activities	(42,221)	(187,493)
Cash flows from financing activities:
Net borrowings on notes payable and debt instruments	22,342	51,799
Payments for debt financing costs	(10,575)	—
Payment of prepayment penalty	(8,064)	—
Settlement of interest rate swaps	(2,000)	—
Performance unit compensation excess tax deduction	—	1,534
Cash dividends	(8,689)	(34,728)
Distribution to noncontrolling interest	(17,694)	(13,881)
Net cash provided by (used in) financing activities	(24,680)	4,724
Effect of exchange rate changes	(4,298)	(4,393)
Net increase (decrease) in cash and cash equivalents	15,645	(3,644)
Cash and cash equivalents at beginning of year	23,145	26,789
Cash and cash equivalents at end of year	38,790	23,145

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
(Dollars in thousands)	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	38,790	23,145
Accounts receivable, net	155,968	239,881
Inventories	177,574	325,496
Other current assets	65,553	51,946
Total current assets	437,885	640,468
Property, plant and equipment, net	513,487	598,435
Other assets	116,945	228,773
Total assets	1,068,317	1,467,676

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable and bank overdrafts	54,069	65,512
Long-term debt due within one year	142,007	58,005
Accounts payable	101,719	149,512
Other accrued liabilities	117,795	146,888
Total current liabilities	415,590	419,917
Long-term debt	337,089	367,922
Long-term pension liability	72,400	90,966
Deferred income taxes	33,708	44,243
Other liabilities	54,936	66,727
Noncontrolling interest	62,660	67,655
Stockholders’ equity of Sauer-Danfoss Inc.	91,934	410,246
Total liabilities and stockholders’ equity	1,068,317	1,467,676

Debt to total capital ratio (1)	78%	51%

(1) The debt to total capital ratio is calculated by dividing total interest bearing debt by total capital.  Total interest bearing debt is the sum of notes payable and bank overdrafts, long-term debt due within one year, and long-term debt.  Total capital is the sum of total interest bearing debt, noncontrolling interest in net assets of consolidated companies, and stockholders’ equity.